UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):January 12, 2006

CPI CORP.

(Exact name of registrant as specified in its charter)

Delaware	1-10204	43-1256674
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1706 Washington Ave., St. Louis, Missouri	63103
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (314) 231-1575

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 12, 2006, CPI Corp. (the “Company”) entered into a Retention Agreement (the “Agreement”) with Thomas Gallahue, the Executive Vice President, Special Projects of the Company. The summary of the Agreement set forth in this Form 8-K is qualified in its entirety by reference to the Agreement, a copy of which is filed as exhibit 10.107 to this Form 8-K.

Under the Retention Agreement Agreement, Mr. Gallahue will continue as a full-time employee of the Company through April 28, 2006, and he will retire from the Company on August 31, 2006 (“Retirement Date”). His primary duties during the remaining term of his employment with the Company include delivering an acceptable plan for transition of his duties to other Company employees not later than March 31, 2006 and providing an average of twenty hours of service to the Company each week from May 1, 2006 to August 31, 2006. Additionally, Mr. Gallahue agreed to execute and deliver a release, in a form acceptable to the Company, from all claims arising from and related to his Employment Agreement and employment through his Retirement Date. Finally, Mr. Gallahue may exercise all of his vested stock options through February 15, 2007.

In consideration of his services under the Agreement and the execution of the release, Mr. Gallahue will receive $100,000 payable in two equal installments of $50,000 each on April 28, 2006 and August 31, 2006. The Company also agreed to pay or provide the following benefits in accordance with Mr. Gallahue’s Employment Agreement or the Company’s benefit programs: total compensation from May 1, 2006 to August 31, 2006, based on an annual rate of $102,500; bonus for fiscal year 2006 in the amount of $8,071; all of Mr. Gallahue’s unused vacation as of August 31, 2006; all of Mr. Gallahue’s vested and accrued benefits under the CPI Corp. Profit Sharing Plan and Trust; and continued indemnification rights and benefits for Mr. Gallahue’s service as an executive officer of the Company in accordance with the Company’s by-laws.

Item 9.01.	Financial Statements and Exhibits
(c) Exhibits

10.107	Retention Agreement, dated as of January 12, 2006, by and between CPI Corp. and Thomas Gallahue

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CPI CORP.

By:     /s/ Gary W. Douglass

Name: Gary W. Douglass

Title: Executive Vice President, Finance and Chief Financial Officer and Treasurer

Dated: January 19, 2006